[letterhead of Lance N. Kerr Law Office]


   ----     , 2000

   Strategic Partners, Inc. .
   3525 Sunset lane
   Oxnard, CA 93035

   Re:     Registration Statement on Form SB-2
           File No.

   Ladies and Gentlemen:

   We have examined the Registration Statement on Form SB-2 originally filed by Strategic Partners, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on January, 2000, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of the Company's Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that, the issuance
   of the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable under the laws of the State of Wyoming.

     We consent to the use of this Opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.

        Very truly yours,



        Law Office of Lance N. Kerr